Change in Control of Registrant

During the period ended October 31, 2013, the SunAmerica Focused
Multi-Asset Strategy Fund, an affiliate of the registrant (the
Acquiring Portfolio), acquired shares of the SunAmerica Income
Explorer Fund, which is a series of the registrant (the Acquired
Portfolio), through a series of transactions. As of April 30, 2013 the Acquiring Portfolio owned 0.0% of the Acquired Portfolio. As of
October 31, 2013, the Acquiring Portfolio owned approximately
81.2% of the Acquired Portfolio.